Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS SECOND QUARTER 2004 RESULTS
NET SALES GREW 8%, WHILE NET EARNINGS INCREASED 17%

WOONSOCKET, RHODE ISLAND, August 4, 2004 - CVS Corporation (NYSE: CVS), today announced record second quarter sales and earnings for the quarter ended July 3, 2004.

Net sales for the second quarter ended July 3, 2004 increased 7.7% to $6.94 billion, up from $6.44 billion during the second quarter of 2003. Same store sales (sales from stores open more than one year) for the quarter rose 6.1%, while pharmacy same store sales rose 7.0% and front-end same store sales increased 4.1%. Total pharmacy sales represented 69.1% of total company sales for the quarter.  Third party prescription sales were 93.7% of pharmacy sales for the quarter.

Net earnings for the second quarter increased 17.4% to $234.5 million or $0.56 per diluted share, compared with net earnings of $199.8 million or $0.49 per diluted share in the second quarter of 2003.

“I am very pleased with our results this quarter,” stated Tom Ryan, Chairman of the Board, President, and Chief Executive Officer of CVS Corporation. “We had healthy sales growth as the front-end regained momentum and gross margin performance was better-than-expected. This led to a 17% increase in net earnings, providing further evidence that our core business is thriving.”

“The completion of the Eckerd acquisition announced earlier this week couldn’t have come at a better time for this Company. The integration process has already begun under the leadership of an experienced team, and we look forward to reporting to you on our progress over time,” continued Mr. Ryan.

For the second quarter, CVS opened 22 new stores, closed 3 and relocated 17 others.  As of July 3, 2004, CVS operated 4,206 retail and specialty pharmacy stores in 32 states and the District of Columbia. On July 31, 2004, the Company completed the acquisition of approximately 1,260 Eckerd drug stores, located mainly in the southern United States, in addition to Eckerd Health Services, which includes Eckerd’s mail order and pharmacy benefit management businesses.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s web site at http://investor.CVS.com on the Investor Relations page to hear the call live, or to listen to an archive of the call, which will be available for a one-week period following the call.

CVS is America’s number one retail pharmacy with over 5,000 stores in 36 states and the District of Columbia.  With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores, its online pharmacy; CVS.com® and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare Management Services. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
In millions, except per share amounts	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net sales	$6,943.1	$6,444.9	$13,761.7	$12,757.7
Cost of goods sold, buying and warehousing costs	5,116.6	4,811.1	10,163.5	9,518.4
Gross margin	1,826.5	1,633.8	3,598.2	3,239.3
Selling, general and administrative expenses	1,343.2	1,211.4	2,615.9	2,403.0
Depreciation and amortization	96.1	85.4	189.5	168.0
Total operating expenses	1,439.3	1,296.8	2,805.4	2,571.0
Operating profit	387.2	337.0	792.8	668.3
Interest expense, net	6.0	12.7	13.8	25.3
Earnings before income tax provision	381.2	324.3	779.0	643.0
Income tax provision	146.7	124.5	299.9	246.9
Net earnings	234.5	199.8	479.1	396.1
Preference dividends, net of income tax benefit	3.7	3.7	7.3	7.3
Net earnings available to common shareholders	$230.8	$196.1	$471.8	$388.8

Basic earnings per common share:
Net earnings	$0.58	$0.50	$1.19	$0.99
Weighted average basic common shares outstanding	398.0	394.0	397.2	393.7

Diluted earnings per common share:(1)
Net earnings	$0.56	$0.49	$1.15	$0.97
Weighted average diluted common shares outstanding	415.0	406.6	413.6	406.2
Dividends declared per common share	$0.06625	$0.0575	$0.1325	$0.1150

(1) Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock.  The dilutive earnings adjustment was $1.3 million and $1.6 million for the thirteen weeks ended July 3, 2004 and June 28, 2003 respectively.  The dilutive earnings adjustment was $2.7 million and $3.2 million for the twenty-six weeks ended July 3, 2004 and June 28, 2003 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	July 3, 2004	January 3, 2004
Assets:
Cash and cash equivalents	$622.9	$843.2
Accounts receivable, net	1,216.3	1,349.6
Inventories	4,003.3	4,016.5
Deferred income taxes	275.6	252.1
Other current assets	58.9	35.1
Total current assets	6,177.0	6,496.5

Property and equipment, net	2,838.6	2,542.1
Goodwill	889.0	889.0
Intangible assets, net	395.4	403.7
Other assets	213.5	211.8
Total assets	$10,513.5	$10,543.1

Liabilities:
Accounts payable	$1,656.4	$1,666.4
Accrued expenses	1,280.1	1,499.6
Short-term debt	—	—
Current portion of long-term debt	23.3	323.2
Total current liabilities	2,959.8	3,489.2

Long-term debt	752.5	753.1
Deferred income taxes	41.6	41.6
Other long-term liabilities	230.8	237.4

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,400,000 shares at July 3, 2004 and 4,541,000 shares at January 3, 2004	235.2	242.7
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 412,629,000 shares at July 3, 2004 and 410,187,000 shares at January 3, 2004	4.1	4.1
Treasury stock, at cost: 14,001,000 shares at July 3, 2004 and 14,803,000 shares at January 3, 2004	(405.6)	(428.6)
Guaranteed ESOP obligation	(163.2)	(163.2)
Capital surplus	1,632.7	1,557.2
Retained earnings	5,273.0	4,846.5
Accumulated other comprehensive loss	(47.4)	(36.9)
Total shareholders’ equity	6,528.8	6,021.8
Total liabilities and shareholders’ equity	$10,513.5	$10,543.1

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
In millions	July 3, 2004	June 28, 2003
Cash flows from operating activities:
Net earnings	$479.1	$396.1
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	189.5	168.0
Deferred income taxes and other noncash items	(16.1)	9.9
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	133.3	(50.1)
Inventories	13.1	217.8
Other current assets	(24.0)	8.1
Other assets	8.9	(1.9)
Accounts payable	(10.0)	(244.2)
Accrued expenses	(208.7)	(154.3)
Other long-term liabilities	(5.9)	(4.4)
Net cash provided by operating activities	559.2	345.0

Cash flows from investing activities:
Additions to property and equipment	(464.4)	(406.7)
Proceeds from sale-leaseback transactions	4.7	28.1
Acquisitions (net of cash acquired) and investments	(40.8)	(68.0)
Proceeds from sale or disposal of assets	8.5	3.8
Net cash used in investing activities	(492.0)	(442.8)

Cash flows from financing activities:
Reductions in short-term debt	—	(4.8)
Dividends paid	(52.5)	(45.3)
Reductions in long-term debt	(300.4)	(0.3)
Proceeds from exercise of stock options	65.4	14.6
Net cash used in financing activities	(287.5)	(35.8)

Net decrease in cash and cash equivalents	(220.3)	(133.6)
Cash and cash equivalents at beginning of period	843.2	700.4
Cash and cash equivalents at end of period	$622.9	$566.8